Exhibit 99.1
NEWS RELEASE

Bonanza Creek Energy Announces
First Quarter 2021 Financial Results, Initiation of a Quarterly Dividend, and Formation of an ESG Committee of the Board of Directors

DENVER, May 3rd, 2021 /Globe Newswire/ – Bonanza Creek Energy, Inc. (NYSE: BCEI) (the "Company" or "Bonanza Creek") today announced its first quarter 2021 financial results, announced a fixed per share dividend, and the formation of an ESG Committee of the Board. The Company has also posted an updated investor presentation to its website.

Highlights include:
•Initiating an annual cash dividend of $1.40 per share to be payable quarterly beginning in the second quarter 2021
•Closed merger with HighPoint Resources Corporation ("HighPoint") on April 1, 2021
•Average sales volumes for the first quarter 2021 of 20.9 thousand barrels of oil equivalent per day (“MBoe/d”) with oil representing 50% of total volumes
•2Q - 4Q 2021 production guidance of 40.0 to 44.0 MBoe/d with oil representing 48% to 52% of total volumes
•First quarter 2021 total capital expenditures of $32.9 million
•Total 2021 annual capital expenditures are expected to be between $150 and $170 million
•Lease operating expense ("LOE") of $3.05 per Boe for the first quarter 2021
•2Q - 4Q 2021 LOE guidance of $3.00 to $3.25 per Boe
•GAAP net loss of $0.1 million
•Adjusted EBITDAX(1) of $43.7 million, or $2.10 per diluted share
•Formation of an ESG Committee of the Board of Directors to assist in fulfilling the Company's responsibilities on a variety of ESG policies, programs, and initiatives
(1) Non-GAAP measure; see attached reconciliation schedules at the end of this release.
Quarterly Dividend & Capital Discipline Priorities
The Company expects its business plan to produce significant discretionary free cash flow over many years. The Company will pay a sustainable fixed dividend from its free cash flow that is resilient, even in stressed commodity price environments. Cash flow in excess of the fixed dividend will be used to fund a disciplined, returns-driven capital program targeting stable production, maintain the Company's best-in-class balance sheet, and participate in other opportunities aimed at increasing shareholder value.

The Bonanza Creek Board of Directors has established an annual cash dividend of approximately $43 million, or $1.40 per share, to be declared and paid on a quarterly basis. The first fixed dividend is to be paid on June 30, 2021 to shareholders of record at the close of business on June 15, 2021.
Eric Greager, President and Chief Executive Officer of Bonanza Creek, commented, "The decision to initiate a dividend represents a significant milestone for Bonanza Creek. The dividend reinforces our commitment to delivering value to our shareholders. We tested our business at sustained low commodity prices, and the resilient free cash flow and strong balance sheet provide ample flexibility to support this meaningful dividend, while also pursuing other value-accretive opportunities. Free cash flow in excess of our base dividend will be used to maintain our low leverage, and pursue the highest returning opportunities for our shareholders."

First Quarter 2021 Results

During the first quarter of 2021, the Company reported average daily sales of 20.9 MBoe/d. Product mix for the first quarter was 50% oil, 21% NGLs, and 29% residue natural gas. The Company's oil mix fluctuates with the pace, schedule, and thermal maturity of wells that have been turned to sales in recent quarters. The Company had limited activity in 2020 and has seen its oil mix decline in recent quarters, but expects this decline to moderate in 2021 as activity resumes. The table below provides sales volumes, product mix, and average sales prices for the first quarter 2021 and 2020.

	Three Months Ended March 31,
	2021	2020	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	10,474	13,510	(22)%
Natural gas (Mcf/d)	35,710	39,150	(9)%
Natural gas liquids (Bbls/d)	4,424	4,801	(8)%
Crude oil equivalent (Boe/d)	20,850	24,836	(16)%

Product Mix
Crude oil	50%	54%
Natural gas	29%	26%
Natural gas liquids	21%	20%

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$52.83	$41.15
Natural gas (per Mcf)	$3.82	$1.39
Natural gas liquids (per Bbl)	$27.54	$7.42
Crude oil equivalent (per Boe)	$38.93	$26.01
Capital expenditures were $32.9 million for the first quarter of 2021. At the end of the quarter, the Company turned to sales 9 gross (8.6 net) wells, 6 of which were extended reach lateral ("XRL") wells. Capital expenditures for the first quarter were below our guidance range of $35 to $40 million as a result of lower than budgeted costs on planned activity, and certain non-well activity that will be completed a few weeks later than planned. The Company expects its full-year capital expenditures to be in the range of $150 to $170 million.
Net oil and gas revenue for the first quarter of 2021 was $74.2 million compared to $62.6 million for the fourth quarter of 2020. The increase was a result of higher oil, natural gas, and NGL realized prices, partially offset by a decline in sales volumes. Crude oil accounted for approximately 67% of total revenue for the quarter. Differentials for the Company’s oil production increased slightly during the quarter to approximately $4.75 per barrel off NYMEX WTI versus approximately $4.53 per barrel during the fourth quarter of 2020, due to strengthening oil prices. The Company expects its full-year 2021 oil differential to average between $4.00 and $5.00 per barrel.

LOE for the first quarter of 2021 on a per unit basis increased 39% to $3.05 per Boe from $2.20 per Boe in the fourth quarter of 2020. LOE on a per unit basis increased during the first quarter due to declining volumes, and increased expenses related to severe storms during the quarter. The Company's combined LOE guidance for Q2 through Q4 2021 remains at a range of $3.00 to $3.25 per Boe.

RMI net effective cost for the first quarter 2021 was $1.49 per Boe, which consists of $2.08 per Boe of RMI operating expense offset by $0.59 per Boe of RMI operating revenue from working interest partners. RMI operating revenue from working interest partners is based on production volumes, and the fees are not tied to oil or natural gas prices. The Company's RMI operating expense guidance for Q2 through Q4 2021 remains at a range of $0.85 to $1.15 per Boe.

The Company's general and administrative ("G&A") expenses were $9.2 million for the first quarter of 2021, which included $1.6 million in non-cash stock-based compensation. Recurring cash G&A, which excludes non-recurring and non-cash items, of $7.6 million for the first quarter of 2020 increased slightly compared to fourth quarter 2020. On a per-unit basis, the Company's recurring cash G&A increased 27% to $4.07 per Boe in the first quarter of 2021 from $3.20 per Boe in the fourth quarter of 2020. The Company reiterates its recurring cash G&A guidance of $21.4 million to $23.9 million as a combined company in Q2 through Q4 2021.

RMI net effective cost and recurring cash G&A are non-GAAP measures. Please see Schedule 7 and Schedule 8 at the end of this release for a reconciliation to the most comparable GAAP measure.

Guidance Summary

The table below outlines the Company’s guidance for the remainder of 2021.

	Actuals	Guidance
Guidance	1Q 2021	2Q - 4Q 2021
Production (MBoe/d)	20.9	40.0 - 44.0
% Oil	50%	48% - 52%
Lease operating expense ($/Boe)	$3.05	$3.00 - $3.25
RMI operating expense ($/Boe)	$2.08	$0.85 - $1.15
Recurring cash general and administrative ($MM)	$7.6	$21.4 - $23.9
Severance and ad valorem taxes (% of revenue)	6.2%	5.0% - 6.0%
Oil differential ($/bbl)	$4.75	$4.00 - $5.00
Total capital expenditures ($MM)	$32.9	$117.1 - $137.1

Conference Call Information

The Company will host a conference call to discuss these results on May 4, 2021 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). A live webcast and replay of this event will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	968 4591
Replay	855-859-2056	968 4591

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. The Company’s assets and operations are concentrated in rural, unincorporated Weld County, Colorado, within the DJ Basin, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements and Cautionary Statements

Certain statements in this document, including any statements regarding financial performance and condition, guidance and any other statements regarding Bonanza Creek’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger; the diversion of management time on merger-related issues; the ultimate timing, outcome and results of integrating the operations of Bonanza Creek and HighPoint; the effects of the business combination of Bonanza Creek and HighPoint, including the combined company’s future financial condition, results of operations, strategy and plans; the ability of the combined company to realize anticipated synergies in the timeframe expected or at all; changes in capital markets and the ability of the combined company to finance operations in the manner expected; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected following the consummation of the merger. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic and regulatory conditions, and environmental matters are only forecasts regarding these matters.
Additional factors that could cause results to differ materially can be found in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which are on file with the SEC and available from the Company’s website at www.bonanzacrk.com under the “For Investors” tab, (ii) in other documents the Company files with the SEC and (iii) HighPoint’s Annual Report on Form 10-K for the year ended December 31, 2020 attached to the Company’s report on Form 8-K filed on March 1, 2021.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Bonanza Creek does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

For further information, please contact:
Scott Landreth
Senior Director, Finance & Investor Relations and Treasurer
720-225-6679
slandreth@bonanzacrk.com

Schedule 1: Condensed Consolidated Statements of Operations and Comprehensive Income
(in thousands, expect for per share amounts, unaudited)

	Three Months Ended March 31,
	2021	2020
Operating net revenues:
Oil and gas sales	$74,159	$60,405
Operating expenses:
Lease operating expense	5,731	5,699
Midstream operating expense	3,905	4,014
Gathering, transportation, and processing	4,967	3,481
Severance and ad valorem taxes	4,604	5,173
Exploration	96	373
Depreciation, depletion, and amortization	18,823	21,584
Abandonment and impairment of unproved properties	—	30,057
Bad debt expense	—	576
Merger transaction costs	3,295	—
General and administrative expense (including $1,612 and $1,239, respectively, of stock-based compensation)	9,251	9,429
Total operating expenses	50,672	80,386
Other income (expense):
Derivative gain (loss)	(23,419)	100,419
Interest expense, net	(419)	(217)
Other income (expense)	188	(1,670)
Total other income (expense)	(23,650)	98,532
Income (loss) from operations before taxes	(163)	78,551
Income tax benefit	44	—
Net income (loss)	$(119)	$78,551

Comprehensive income (loss)	$(119)	$78,551

Net income (loss) per common share:
Basic	$(0.01)	$3.80
Diluted	$(0.01)	$3.80
Weighted-average common shares outstanding:
Basic	20,839	20,649
Diluted	20,839	20,684

Schedule 2: Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(119)	$78,551
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	18,823	21,584
Deferred income tax benefit	(44)	—
Abandonment and impairment of unproved properties	—	30,057
Well abandonment costs and dry hole expense	—	(8)
Stock-based compensation	1,612	1,239
Non-cash lease component	(84)	(51)
Amortization of deferred financing costs	93	123
Derivative (gain) loss	23,419	(100,419)
Derivative cash settlement gain (loss)	(3,791)	11,254
Other	—	(4,240)
Changes in current assets and liabilities:
Accounts receivable, net	(5,718)	19,182
Prepaid expenses and other assets	106	1,100
Accounts payable and accrued liabilities	9,073	(9,768)
Settlement of asset retirement obligations	(406)	(610)
Net cash provided by operating activities	42,964	47,994
Cash flows from investing activities:
Acquisition of oil and gas properties	(180)	(284)
Exploration and development of oil and gas properties	(28,730)	(26,225)
Additions to property and equipment - non oil and gas	(38)	(362)
Net cash used in investing activities	(28,948)	(26,871)
Cash flows from financing activities:
Proceeds from credit facility	—	15,000
Payments to credit facility	—	(36,000)
Proceeds from exercise of stock options	15	—
Payment of employee tax withholdings in exchange for the return of common stock	—	(61)
Deferred financing costs	(58)	—
Principal payments on finance lease obligations	(21)	(10)
Net cash used in financing activities	(64)	(21,071)
Net change in cash, cash equivalents, and restricted cash	13,952	52
Cash, cash equivalents, and restricted cash:
Beginning of period	24,845	11,095
End of period	$38,797	$11,147

Schedule 3: Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$38,695	$24,743
Accounts receivable, net:
Oil and gas sales	37,644	32,673
Joint interest and other	15,495	14,748
Prepaid expenses and other	3,468	3,574
Inventory of oilfield equipment	9,601	9,185
Derivative assets	—	7,482
Total current assets	104,903	92,405
Property and equipment (successful efforts method):
Proved properties	1,096,588	1,056,773
Less: accumulated depreciation, depletion, and amortization	(229,877)	(211,432)
Total proved properties, net	866,711	845,341
Unproved properties	98,194	98,122
Wells in progress	43,664	50,609
Other property and equipment, net of accumulated depreciation of $3,871 in 2021 and $3,737 in 2020	3,143	3,239
Total property and equipment, net	1,011,712	997,311
Long-term derivative assets	92	—
Right-of-use assets	28,127	29,705
Deferred income tax assets	60,564	60,520
Other noncurrent assets	2,888	2,871
Total assets	$1,208,286	$1,182,812
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$39,607	$37,425
Oil and gas revenue distribution payable	23,720	18,613
Lease liability	12,400	12,044
Derivative liability	18,549	6,402
Total current liabilities	94,276	74,484
Long-term liabilities:
Credit facility	—	—
Lease liability	15,939	17,978
Ad valorem taxes	21,226	15,069
Derivative liability	1,421	1,330
Asset retirement obligations for oil and gas properties	28,664	28,699
Total liabilities	161,526	137,560
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 225,000,000 shares authorized, 20,839,727 and 20,839,227 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	4,282	4,282
Additional paid-in capital	708,836	707,209
Retained earnings	333,642	333,761
Total stockholders’ equity	1,046,760	1,045,252
Total liabilities and stockholders’ equity	$1,208,286	$1,182,812

Schedule 4: Per unit cash cost margins
(unaudited)

	Three Months Ended March 31,
	2021	2020	Percent Change
Crude Oil Equivalent Sales Volumes (MBoe)	1,876	2,260	(17)%

Realized pricing (before derivatives)(1)	$38.93	$26.01	50%

Per Unit Costs ($/Boe)
Lease operating expense	3.05	2.52	21%
RMI net effective cost (1)	1.49	1.07	39%
Gathering, transportation, and processing	2.65	1.54	72%
Severance and ad valorem taxes	2.45	2.29	7%
Recurring cash general and administrative (2)	4.07	3.44	18%
Interest, net	0.22	0.10	120%
Total cash costs	$13.93	$10.96	27%
Cash cost margin (before derivatives)	$25.00	$15.05	66%
Derivative cash settlements	(2.02)	4.98	(141)%
Cash cost margin (after derivatives)	$22.98	$20.03	15%

Non-cash and non-recurring items
Depreciation, depletion, and amortization	$10.03	$9.55	5%
Non-cash and non-recurring general and administrative	$0.86	$0.73	18%

(1) Crude oil and natural gas sales excludes $1.1 million and $1.6 million of oil transportation and gas gathering revenues from third parties, which do not have associated sales volumes for the three months ended March 31, 2021 and 2020, respectively. Alternatively, the aforementioned oil transportation and gas gathering revenues from third parties have been netted against the midstream operating expense to arrive at the RMI net effective cost. See Schedule 8 for a reconciliation from GAAP midstream operating expense to RMI net effective cost.
(2) Recurring cash general and administrative expense excludes stock-based compensation, cash severance costs, and other non-recurring advisor fees. Please see Schedule 7 for a reconciliation from GAAP G&A to recurring cash G&A.

Schedule 5: Adjusted Net Income
(in thousands, except per share amounts, unaudited)

Adjusted net income is a supplemental non-GAAP financial measure that is used by management to present a more comparable, recurring profitability between periods. The Company defines adjusted net income as net income after adjusting for (1) the impact of certain non-cash items and one-time transactions and correspondingly (2) the related tax effect in each period. Adjusted net income is not a measure of net income as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of adjusted net income.

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$(119)	$78,551
Adjustments to net income (loss):
Abandonment and impairment of unproved properties	—	30,057
Stock-based compensation(1)	1,612	1,239
Severance costs(1)	—	413
Merger transaction costs	3,295	—
Derivative (gain) loss	23,419	(100,419)
Derivative cash settlements gain (loss)	(3,791)	11,254
Non-cash lease component	(84)	(51)
Well abandonment and exploratory dry hole expense	—	(8)
Total adjustments before taxes	24,451	(57,515)
Tax effect of adjustments(2)	(6,015)	14,149
Total adjustments after taxes	18,436	(43,366)

Adjusted net income	$18,317	$35,185

Adjusted net income per diluted share	$0.88	$1.70

Diluted weighted-average common shares outstanding	20,839	20,684

(1) Included as a portion of general and administrative expense in the condensed consolidated statements of operations and comprehensive income.
(2) Estimated using the federal and state effective tax rate of 24.6%.

Schedule 6: Adjusted EBITDAX
(in thousands, unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management to provide a metric of the Company's ability to internally generate funds for exploration and development of oil and gas properties. The metric excludes items which are non-recurring in nature. Management believes adjusted EBITDAX provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines Adjusted EBITDAX as earnings before interest, income taxes, depreciation, depletion, and amortization, impairment, exploration expenses and other similar non-cash and non-recurring charges. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$(119)	$78,551
Exploration	96	373
Depreciation, depletion, and amortization	18,823	21,584
Abandonment and impairment of unproved properties	—	30,057
Stock-based compensation (1)	1,612	1,239
Severance costs (1)	—	413
Merger transaction costs	3,295	—
Interest expense, net	419	217
Derivative (gain) loss	23,419	(100,419)
Derivative cash settlements gain (loss)	(3,791)	11,254
Income tax expense	(44)	—
Adjusted EBITDAX	$43,710	$43,269

(1) Included as a portion of general and administrative expense in the condensed consolidated statements of operations and comprehensive income.

Schedule 7: Recurring Cash G&A
(in thousands, unaudited)

Recurring cash G&A is a supplemental non-GAAP financial measure that is used by management to provide only the cash portion of its G&A expense, which can be used to evaluate cost management and operating efficiency on a comparable basis from period to period. Management believes recurring cash G&A provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines recurring cash G&A as GAAP general and administrative expense exclusive of the Company's stock-based compensation and one-time charges. The Company refers to recurring cash G&A to provide typical recurring cash G&A costs that are planned for in a given period. Recurring cash G&A is not a fully inclusive measure of general and administrative expense as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of recurring cash G&A.

	Three Months Ended March 31,
	2021	2020
General and administrative expense	$9,251	$9,429
Stock-based compensation	(1,612)	(1,239)
Cash severance costs	—	(413)
Recurring cash G&A	$7,639	$7,777

Schedule 8: Rocky Mountain Infrastructure (“RMI”) Net Effective Cost
(in thousands, unaudited)

RMI net effective cost is a supplemental non-GAAP financial measure that is used by management to assess only the net cash impact the Company’s wholly owned subsidiary, Rocky Mountain Infrastructure, LLC, has on the Company’s consolidated financials. Management believes the net effective cost provides external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, with additional information to assist in their analysis of the Company. The Company defines the RMI net effective cost as GAAP midstream operating expense less revenue generated from working interest partners utilizing the RMI assets.

The following table presents a reconciliation of the GAAP financial measures of midstream operating expense and RMI working interest partner revenue to the non-GAAP financial measure of RMI net effective cost.

	Three Months Ended March 31,
	2021	2020
Midstream operating expense	$3,905	$4,014
RMI working interest partner revenue	(1,109)	(1,613)
RMI net effective cost	$2,796	$2,401